Exhibit 10.11

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), is dated as of March 24, 2022 between AR Global Investments, LLC (the “Company”), and James Nelson (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement (defined below).

R E C I T A L S:

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement, dated July 10, 2017 (the “Employment Agreement”);

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein; and

WHEREAS, the Company and the Executive have agreed to cause the Class C Units in Global Net Lease Advisors, LLC and the Class B Units in Global Net Lease Properties, LLC to be repurchased, pursuant to the terms of separate repurchase agreements entered into contemporaneously with the entry into this Amendment (the “Unit Repurchases”).

NOW, THEREFORE, subject to the effectiveness of the completion of the Unit Repurchases, the Employment Agreement shall be amended as follows effective as of the date hereof:

1.     Section 1(a) of the Employment Agreement is modified by deleting the last sentence thereof and replacing it with the following:

“The Executive shall work out of his home in Florida; provided, however, that the Executive understands and agrees that reasonable travel, at the REIT’s or Company’s cost, as applicable, may be required from time to time for business reasons, including working from the New York, New York or other offices when requested by the Senior Officer. The Company and the REIT shall be permitted during the Term to modify the Executive’s title from CEO to Co-Chief Executive Officer.”

2.     Section 2 of the Employment Agreement is deleted and replaced in its entirety with the following:

“TERM. This Agreement and the Executive’s employment shall be effective as of April 15, 2022 and shall continue in full force and effect thereafter until April 14, 2024. The Company shall have the right to extend Executive’s employment under this Agreement for a period ending not later than June 14, 2024 (the “Extension Term”). For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 8 below, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any Extension Term or early termination of employment pursuant to Section 5.”

3.     Section 3(a) of the Employment Agreement is deleted and replaced in its entirety with the following:

“Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in period installments according to the Company’s normal payroll practices. For the Term (excluding any Extension Term), the Base Salary shall be at the annual rate of $5,250,000. For the Extension Term, if any, the Base Salary will be based on a weekly rate (for each week in the Extension Term) of $105,769.23.”

4.     Each of Sections 3(b), 3(c), 3(d) and 3(e), 5(d) and 5(f)(iii), 6(a)(iv), 6(a)(v), 6(a)(vi) and 6(a)(vii), 6(b)(ii), 6(b)(iii) and 6(b)(iv), and 6(d) and 6(g), and Annex A of the Employment Agreement are deleted and replaced in its entirety with “[INTENTIONALLY OMITTED]”.

5.     Section 4(c) of the Employment Agreement is amended by deleting the last sentence thereof.

6.     Section 4(d)(ii) of the Employment Agreement is amended by deleting the penultimate sentence thereof, and amending the last sentence thereof to replace the reference to “Las Vegas, NV” to “Florida”.

7.     Prior to May 10, 2022, the Company and GNL Advisor shall use their reasonable best efforts to cause the REIT to grant to the Executive 35,100 shares of Restricted Stock (the “Stock Bonus”), which shall cliff vest on May 10, 2022, subject to the Executive’s continued employment through such date. However, such grant of Restricted Stock shall be subject to approval of the REIT’s board of directors. In the event that the REIT’s board of directors does not approve the grant of the Stock Bonus on the foregoing vesting schedule, then prior to May 10, 2022 the Company and GNL Advisor shall use their reasonable best efforts to cause the REIT to grant to GNL Advisor 35,100 shares of Restricted Stock (the “GNL Stock Grant”) (in lieu of the grant of the Stock Bonus to Executive), and if the GNL Stock Grant is granted, then the Company shall increase the Executive’s Base Salary payable over the Term by $500,000 (the “Additional Base Salary”) (i.e., the Base Salary shall be increased to an annual rate of $5,500,000). The Executive acknowledges and agrees that (i) the Stock Bonus or Additional Base Salary is in lieu of any stock bonus that would otherwise have been payable to the Executive as part of his annual bonuses for calendar year 2021, and (ii) the Executive is no longer entitled to any profits distributions, participation in outperformance plans or incentive fees (including without limitation amount contemplated by Section 3 of the Employment Agreement (other than Section 3(a)) as in effect immediately prior to the date hereof) and will not receive any further distribution relating to any of the foregoing or the equity interests subject to the Unit Repurchases.

8.     Section 6(b)(v) of the Employment Agreement is amended by (i) replacing the phrase “the sum of (1) the Executive’s Base Salary and (2) the annual amount of the Allowance and the Company’s contribution to the cost of Executive’s healthcare benefits for the post-employment Restricted Period (defined below)” with “the Executive’s Base Salary for the remainder of the Term (assuming there is no Extension Term)”; and (ii) replacing “over the Restricted Period” with “over the period from the Date of Termination through April 14, 2024”.

9.     Section 6(c) of the Employment Agreement is deleted and replaced in its entirety with the following:

“By the Company for Cause, for an Advisory Termination or Voluntary Resignation by the Executive. In the event that the Executive’s employment is terminated during the Term by the Company for Cause, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement. In the event that the Executive’s employment is terminated during the Term by a Voluntary Resignation or by the Company for an Advisory Termination, the Company shall pay the Executive the Accrued Benefits. For the avoidance of doubt, the Executive’s Voluntary Resignation shall not be deemed to waive any right to damages or other compensation the Executive may be entitled to in law or in equity due to breach by the Company or the GNL Advisor of the terms or provisions of this Agreement.”

10.   Except where this Amendment explicitly amends the Employment Agreement, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been adopted as of the date first above written.

AR GLOBAL INVESTMENTS, LLC

By:	/s/ Michael R. Anderson
	Name:	Michael R. Anderson
	Title:	Authorized Signatory

EXECUTIVE

/s/ James Nelson
James Nelson

SIGNATURE PAGE TO AMENDMENT TO EMPLOYMENT AGREEMENT

EXECUTION VERSION

EMPLOYMENT AGREEMENT

BETWEEN

AR GLOBAL INVESTMENTS, LLC

AND

JAMES NELSON

This Employment Agreement (the “Agreement”), dated July 10, 2017, is entered into by and between AR GLOBAL INVESTMENTS, LLC (the “Company”) and James Nelson (the “Executive”) (each of them being referred to as a “Party” and together as the “Parties”):

WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s employment relationship with the Company effective as of the date hereof (such date, the “Effective Date”) on the terms and conditions set out below.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1.	EMPLOYMENT.

(a)            Position(s). The Executive shall be employed as the Chief Executive Officer (“CEO”) of the American Realty Capital Global Advisors, LLC (the “GNL Advisor”) and Global Net Lease Properties, LLC (the “Property Manager”), and shall serve as the CEO of Global Net Lease, Inc. (“GNL” or the “REIT”), subject to the approval of the board of directors of such REIT (the “Board”). The Company and the GNL Advisor agree to use their reasonable best efforts to cause the REIT to nominate the Executive as a director of the Board and shall continue to nominate him during the Term. Failure to be made a director of the REIT shall not be a breach of or default under this Agreement. The Executive shall work out of the Company’s offices located in New York, New York or Newport, Rhode Island or his home in Las Vegas, Nevada; provided, however, that the Executive understands and agrees that reasonable travel, at the REIT’s or Company’s cost, as applicable, may be required from time to time for business reasons, including working from the New York, New York or Newport, Rhode Island offices when requested by the Senior Officer.

(b)            Duties. The Executive shall report directly to Mike Weil, Chief Executive Officer of the Company and the board of directors of the Company (AR Global Investments, LLC) (the “Company Board” and, collectively with Chief Executive Officer of the Company, the “Senior Officer”), and the Executive’s principal duties and responsibilities shall be consistent with his position. At all times during the Term (as defined below), the Executive shall adhere in all material respects to all of the Company’s policies, rules and regulations governing the conduct of its employees that apply to the Executive and have been previously provided to him, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time; provided, however, that in any conflict between this Agreement and any policies, rules or regulations, this Agreement shall control.

(c)            Extent of Services. Except for illnesses and vacation periods, the Executive shall devote his full business time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may (i) participate or hold directorships in charitable, academic or community activities, and in trade or professional organizations, (ii) hold directorships in up to two (2) other companies and (iii) manage his and/or his family’s personal investments; provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, comply with the Company’s conflict of interest practices and corporate governance guidelines as in effect from time and do not otherwise interfere with the Executive’s duties and responsibilities to the Company. Subject to the provisions of Section 8 herein, the Executive may make any passive investment in any publicly traded entity, or own three percent (3%) or less of the issued and outstanding voting securities of any entity, provided, in any event, that he is not obligated or required to, and shall not in fact, devote any consulting or managerial effort or services in connection therewith.

2.            TERM. This Agreement and the Executive’s employment shall be effective as of the Effective Date and shall continue in full force and effect thereafter until July 1, 2020 (the “Initial Term”); and shall be automatically extended for a renewal term of one (1) additional year (a “Renewal Term”) at the end of the Initial Term, and an additional one (1) year Renewal Term at the end of each Renewal Term (the last day of the Initial Term and each such Renewal Term is referred to herein as a “Term Date”), unless either party notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to a Term Date by providing written notice to the other party of such party’s intent not to renew, or if the Executive’s employment is sooner terminated pursuant to Section 5. For purposes of this Agreement (and, for the avoidance of doubt, the non-competition and non-solicitation provisions set forth in Section 8 below), “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions pursuant to this Section 2 or early termination of employment pursuant to Section 5.

3.	COMPENSATION.

(a)            Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. For the Term, the Base Salary shall be at the annual rate of $850,000.

(b)            Annual Bonus. The Executive shall be eligible to receive an annual bonus (each an “Annual Bonus”) for each completed calendar year during the Term (prorated for 2017 from and including the Effective Date). The Executive shall be entitled to earn an Annual Bonus with a threshold level of 100% of Base Salary, a target level of 200% of Base Salary and potentially up to a maximum level of 300% of Base Salary based on the Executive’s performance and the performance of the Company and REIT as determined in the discretion of the Senior Officer, taking into account growth of the GNL Advisor’s and the Property Manager’s base management fees, property management fees, incentive fees, and managing the operating expenses of the GNL Advisor, as well as growth of the REIT and achievement of the REIT’s performance hurdles, including without limitation leverage, leasing, credit quality and lease duration and other REIT goals as set by the Senior Officer and the Board at the beginning of each fiscal year or performance period, as applicable, in each case in consultation with the Executive subject to the Senior Officer’s final discretion, and such other performance metrics as are part of the REIT’s annual plan. Notwithstanding the foregoing, the Executive shall receive a non-refundable draw, paid in cash, against the Annual Bonus in the amount of $500,000 for each calendar year during the Term, paid on or before March 15 of the year following the year to which the bonus relates (and for the 2017 calendar year, such amount shall be prorated for time employed in 2017) (the “Draw”). Any discretionary Annual Bonus paid to the Executive shall include the Draw in the calculation and shall not be in addition to the Draw. The Annual Bonus will be paid in cash and/or restricted stock of the REIT (“Restricted Stock”) at the discretion of the Senior Officer, in a number of shares based on the closing price of the REIT’s stock price as quoted on NYSE on the trading day preceding the date on which the cash portion of the Annual Bonus is paid; provided, however, (1) the cash portion of the Annual Bonus (including the Draw) shall be at least $500,000 and (2) in no event shall the restricted stock component of the Annual Bonus exceed 50% of the total Annual Bonus without Executive’s consent. Any restricted stock awarded to the Executive by the Company as a component of the Annual Bonus shall be subject to a maximum three year vesting period, with one third vesting on each anniversary of the award, subject to the Executive’s continued employment, subject to Section 6. The Annual Bonus for a fiscal year shall be paid as soon as possible following the end of the fiscal year, but in no event later than March 15th of the year following the year to which the Annual Bonus relates. Other than as set forth in Section 6, the Executive must be employed by the Company or an affiliate of the Company on the date the Draw and Annual Bonus is paid to be eligible to receive the Draw and Annual Bonus for such year.

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(c)            Equity Compensation. The Company shall cause the Executive to be granted the Equity Compensation as set forth on Annex A attached hereto.

(d)            Profit Sharing Allocation. The Class B Units (as defined in Annex A), shall also entitle the Executive to receive profit sharing distributions based on the net earnings after expenses (pre-tax) of the GNL Advisor and the Property Manager (excluding any expenses related to the Profits Allocation (as defined below), Equity Compensation or Incentive Bonus (as defined below), and without duplication of any expense taken into account in Section 3(c) or (e)) from advisory fees, property management fees, one-time property promote payments, and OPP Plan payments (LTIPs or otherwise) paid by the REIT to the GNL Advisor or the Property Manager, but excluding (i) any fees for termination of the GNL Advisor or the Property Manager by the REIT, (ii) any consideration received from the sale of the GNL Advisor or the Property Manager, which consideration shall be governed by Section 3(c) herein, and (iii) incentive fees paid to the GNL Advisor or the Property Manager, which incentive fees shall be governed by Section 3(e) herein (such included net fees and payments after expenses, the “Net Income”). The Executive shall receive five percent (5%) of such Net Income (the “Profits Allocation” and together with the Equity Compensation, the “Executive Interests”), subject to vesting as follows, except as set forth in Section 6: (i) 1.25% vesting on the Effective Date; (ii) 1.25% vesting on the first anniversary of the Effective Date; (iii) 1.25% vesting on the second anniversary of the Effective Date; and (iv) 1.25% vesting on the third anniversary of the Effective Date, in each case subject to the Executive’s continued employment as of such date, with annual Profits Allocation payments based on the vested portion of the Profits Allocation (the percentage of the Profits Allocation that is vested on an applicable date, the “Vested Percentage”). Subject to compliance with the definition of Class B Units set forth on Annex A, the Profits Allocation shall be paid to the Executive on an annual basis in the year following the year to which such Net Income relates, at the same time as the tax returns for the GNL Advisor are filed with the IRS (typically in September or October each year), prorated for any stub years, in the same form of consideration as received by the Company (i.e. cash, stock, operating partnership units, etc.); provided, that, the Vested Percentage of any OPP Plan payments (LTIP or otherwise) (collectively, “OP Units”) that would otherwise be issued to the GNL Advisor or the Property Manager shall be issued directly from the REIT to the Executive at the time they would have otherwise been issued to the GNL Advisor or the Property Manager, as applicable; provided, further, that the Executive agrees to make, within thirty (30) days after receipt of any such OP Units, a valid election under Section 83(b) of the Code. For the avoidance of doubt, upon an event giving rise to a payment under Section 3(c), no payments shall be made to the Executive pursuant to this Section 3(d).

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(e)            Incentive Compensation. Commencing on the Effective Date of this Agreement and continuing during the Term, the Executive shall also receive incentive compensation equal to fifteen percent (15%) of the net incentive fees received by the Company after expenses (including without limitation expenses/fees to Moor Park and excluding any expenses related to the Equity Compensation, Profits Allocation or the Incentive Bonus, and without duplication of any expense taken into account in Section 3(c) or (d)) (the “Incentive Bonus”). The Incentive Bonus shall be paid to the Executive on an annual basis, at the same time as the tax returns for the GNL Advisor are filed with the IRS (typically in September or October each year) but in no event later than the first payroll date following October 15 of such calendar year, prorated for any stub years, in the same form of consideration as received by the Company (i.e. cash, stock, operating partnership units, etc.); provided, that, fifteen percent (15%) of any OP Units that would otherwise be issued to the GNL Advisor shall be issued directly from the REIT to the Executive at the time they would have otherwise been issued to the GNL Advisor; provided, further, that the Executive agrees to make, within thirty (30) days after receipt of any such OP Units, a valid election under Section 83(b) of the Code. For the avoidance of doubt, other than as set forth in Section 6, the Executive shall only be paid the Incentive Bonus for a calendar year if he is employed on the date on which the REIT files with the Securities and Exchange Commission its Annual Report on Form 10-K for the calendar year to which such Incentive Bonus relates.

(f)             The Company shall cause the GNL Advisor to take all actions necessary to effectuate the purposes of this Section 3, including as set forth on Annex A.

4.	BENEFITS.

(a)            Vacation. The Executive shall be entitled to five (5) weeks paid vacation per full calendar year, which shall accrue in accordance with the Company’s vacation policy as in effect from time to time.

(b)            Sick and Personal Days. The Executive shall be entitled to sick and personal days pursuant to Company policy.

(c)            Employee Benefit Plans. The Executive will be eligible for and entitled to participate in any Company sponsored employee benefit plans maintained for the Company’s employees, including but not limited to benefits such as group health, life and long-term disability insurance and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other similarly situated executives of the Company. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. The Company shall also pay all standard premiums associated with an executive term life insurance policy in the amount of $2,000,000 for the benefit of the Executive’s designated beneficiaries, with any expense above “standard” premiums to be paid by the Executive.

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(d)	Other Benefits.

(i)            INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Company shall, consistent with the terms below, indemnify the Executive for all costs, charges, damages, or expenses incurred or sustained by the Executive in connection with any demand, action, suit, or proceeding (“Claims”) to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company, the GNL Advisor, the Property Manager, or any of their affiliates (for the avoidance of doubt, excluding the REIT and its subsidiaries), to the maximum extent permitted by New York law. The Executive’s right to indemnification from the Company pursuant to the preceding sentence does not apply, however, to any Claim (other than a derivative Claim) brought by the Company, the GNL Advisor, the Property Manager, the REIT, or any of their affiliates against the Executive, or by the Executive against the Company, the GNL Advisor, the Property Manager, the REIT, or any of their affiliates (excluding any Claim brought in defense of an indemnifiable Claim or to enforce any right to indemnification as contemplated in the previous sentence.). For the avoidance of doubt, nothing in this Section 4(d) shall limit any right to indemnity the Executive may have under (x) the organizational documents or By-Laws of any of the Company, the GNL Advisor, or the Property Manager or (y) the organizational documents or By-Laws of the REIT or its subsidiaries (which indemnification shall be solely the obligation of the REIT and its subsidiaries). The Executive shall notify the Company within five (5) business days of any Claim, and the Company shall be entitled to assume the defense with counsel selected by the Company; provided, however, that the Executive shall have the right to employ counsel to represent him (at the Company’s expense) if Company counsel would have a conflict of interest (as determined by Company counsel) in representing both the Company and the Executive. The Company agrees to advance fees and expenses reasonably incurred by the Executive in connection with any Claim if it has chosen not to assume the defense of that Claim or if the Executive retains separate counsel because the Company’s counsel has determined there is a conflict of interest. The Executive agrees to cooperate with the Company’s efforts to obtain insurance coverage, or to get indemnified or recovery from another source, for any costs, charges, damages, or expenses incurred in the Executive’s defense. During the Term, the Executive shall continue to be entitled to directors and officers insurance coverage for his acts and omissions while serving as an officer of the Company on a basis no less favorable to the Executive than the coverage provided generally to the other officers and trustees of the Company. Additionally, after any termination of employment of the Executive for any reason, for a period through the sixth anniversary of the termination of employment, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer of the Company on a basis no less favorable to the Executive than the coverage generally provided to then-current officers and trustees.

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(ii)           EXPENSES, OFFICE AND SECRETARIAL SUPPORT. The Executive shall be entitled to reimbursement of all reasonable business expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that uniformly applicable to other senior executives of the Company (provided that the Executive shall be entitled to reimbursement for domestic first class travel, and for international business travel, when available), including, without limitation, telephone, lodging, parking and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, promptly after the presentation by the Executive of appropriate documentation. The Executive shall also receive appropriate office space, administrative support, and such other facilities and services as are suitable to the Executive’s positions and adequate for the performance of the Executive’s duties. In addition to the foregoing standard executive expense reimbursements, the Executive shall receive $12,500 per month ($150,000 annually) for travel to and moving and living expenses in New York, NY and/or Newport, Rhode Island (including local transportation, the “Allowance”). The Executive’s travel between the Company’s New York or Newport offices and Las Vegas, NV will be at the Executive’s sole cost and expense.

(iii)          CONTINUING EDUCATION AND PROFESSIONAL DEVELOPMENT. Upon approval by the Senior Officer, the Company shall pay for the professional licenses of the Executive in all states in which he is licensed, and shall reimburse the Executive for all reasonable and customary costs incurred in his complying with any continuing education requirements required to maintain his license(s).

5.            TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the employment of the Executive by the Company and this Agreement shall terminate immediately upon his death, the Company shall have the right to and may, in the exercise of its discretion, terminate the Executive at any time by reason of Disability, or with Cause or without Cause, and the Executive shall have the right to and may, in the exercise of his discretion, Voluntarily Resign for any reason his employment during the Term, subject to the provisions set forth below:

(a)            The employment of the Executive by the Company shall terminate immediately upon death of the Executive or immediately upon the giving of written notice by the Company to the Executive of his termination due to Disability. As used in this Agreement, “Disabled” shall mean the Executive is unable to perform his duties hereunder due to any sickness, injury or disability for a consecutive period of one hundred eighty (180) days or an aggregate of six (6) months in any twelve (12)-consecutive month period. A determination of “Disabled” shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disabled shall be binding on all parties, and which cost, in any such case, shall be paid entirely by the Company. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disabled shall not be considered a breach of this Agreement by the Company.

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(b)            With Cause. The employment of the Executive by the Company shall terminate at the election of the Company immediately upon the giving of written notice by the Company to the Executive of his termination with Cause, subject to the terms of this Section 5(b). For purposes of this Agreement, the term “Cause” means that the Executive: (1) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (2) has intentionally failed to substantially perform (other than by reason of illness or temporary disability) his reasonably assigned material duties hereunder, including but not limited to duties consistent with the Executive’s position as are assigned by the Senior Officer after the date of this Agreement, (3) has engaged in willful misconduct or gross negligence in the performance of his duties, (4) has engaged in conduct that materially violated the Company’s then existing written internal policies or procedures that apply to the Executive and were provided to him prior to the violation and which is detrimental to the business or reputation of the Company, or (5) has materially breached any non-competition or non-disclosure agreement in effect between the Executive and the Company, including such agreements in this Agreement; provided, however, that in the case of clause (4) and, to the extent curable, clause (5) above, “Cause” shall not exist unless the Executive fails to remedy to the reasonable satisfaction of the Company Board such act, omission or condition, within thirty (30) days after the Executive receives from the Senior Officer written notice that sets forth in reasonable detail the basis for the Senior Officer’s belief that “Cause” exists; and in the event of termination pursuant to this Section 5(b), notwithstanding anything in this Agreement to the contrary, except as set forth in Section 6(c), no payments under Section 3(b) through (e) shall be payable to Executive. For purposes of this Section 5(b), no act, or failure to act, on the Executive’s part will be deemed “gross negligence” or “willful misconduct” if the Executive’s act or failure to act was done, or omitted to be done, by the Executive in good faith and with a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

(c)            Without Cause; Voluntary Resignation. The employment of the Executive by the Company and this Agreement shall terminate at the election of the Company without Cause, and at the election of the Executive for any reason (“Voluntary Resignation”), in either case upon thirty (30) days prior written notice to the Executive or the Company, as the case may be.

(d)            Non-renewal. This Agreement and the Executive’s employment shall terminate at a Term Date if either the Executive or the Company notifies the other party of its non-renewal of this Agreement not later than sixty (60) days prior to such Term Date by providing written notice to the other party of such party’s intent not to renew (“Non-renewal”).

(e)            Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to Death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)             Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant Disability or for Cause, the date of delivery of the Notice of Termination unless otherwise specified in such notice, (iii) the applicable Term Date if termination is due to a notice of Non-renewal, and (iv) if the Executive’s employment is terminated for any other reason the date the Executive ceases performing services as an employee of the Company.

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6.	EFFECTS OF TERMINATION.

(a)            Death or Termination by the Company for Disability. If the employment of the Executive should terminate during the Term due to his death or at the election of the Company due to Disability, then the Company will pay or provide to the Executive (or his estate, if applicable):

(i)            any earned and accrued but unpaid installment of Base Salary and Allowance through the Date of Termination payable in accordance with the Company’s normal payroll practices;

(ii)           reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Sections 4(d) and 14(l)(ii);

(iii)          all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 4(c) through the Date of Termination (collectively, Sections 6(a)(i) through 6(a)(iii), payable in accordance with this Section 6(a), shall be hereafter referred to as the “Accrued Benefits”);

(iv)          any accrued but unpaid Annual Bonus for the year prior to the year of termination;

(v)           (A) accelerated vesting of all unvested shares of Restricted Stock and unvested OP Units granted by the Company or the GNL Advisor (but excluding those issued by the REIT, which issuances shall be governed by the terms thereof) subject to service conditions based on the Executive’s continued service and (B) pro rata daily vesting, through the Date of Termination, of the vesting tranche in progress for the Equity Compensation and Profits Allocation (collectively, the “Vesting Benefits”);

(vi)          any accrued but unpaid Incentive Bonus earned by the Executive prior to termination (including any OP Units received in respect of the Incentive Bonus, the “Incentive Compensation”), payable at the time and in the manner set forth in Section 3; and

(vii)         a pro-rated Incentive Bonus for the year in which the Date of Termination occurs, payable at the time and in the manner set forth in Section 3 (the “Pro Rata Incentives”).

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(b)            Termination by the Company without Cause. If the employment of the Executive should terminate during the Term at the election of the Company without Cause (other than as a result of termination of the advisory agreement between the REIT and the GNL Advisor dated June 2, 2015 (an “Advisory Termination”) and other than pursuant to Section 6(a) above), then, the Company shall pay or provide to the Executive:

(i)	the Accrued Benefits;

(ii)	any accrued but unpaid Annual Bonus for the year prior to the year of termination;

(iii)	the (A) Incentive Compensation and (B) Pro Rata Incentives;

(iv)	the Vesting Benefits; and

(v)           subject to Sections 6(e) and 14(l)(iv) and (v), payment of cash severance equal to the sum of (1) the Executive’s Base Salary and (2) the annual amount of the Allowance and the Company’s contribution to the cost of Executive’s healthcare benefits for the post-employment Restricted Period (defined below), payable in accordance with the Company’s normal payroll practices (but off employee payroll) in approximately equal installments over the Restricted Period (collectively, the “Severance Payments”); provided, that the first payment of the Severance Payments shall be made on the sixtieth (60th) day after the Date of Termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto.

(c)            By the Company for Cause, for an Advisory Termination, or Voluntary Resignation by the Executive (including Non-renewal by Executive). In the event that the Executive’s employment is terminated during the Term by the Company for Cause, the Company shall pay the Executive only the Accrued Benefits, and the Company shall have no further obligations to the Executive under this Agreement and the Executive shall forfeit all right, title and interest in any vested and unvested portions of the Executive Interests. In the event that the Executive’s employment is terminated during the Term by a Voluntary Resignation (including due to the non-renewal of the Initial Term or any Renewal Term by the Executive) or by the Company for an Advisory Termination, the Company shall pay the Executive: (i) the Accrued Benefits, (ii) the Incentive Compensation (pursuant to the terms of Section 6(a)(vi), above) and (iii) the Pro Rata Incentives (pursuant to the terms of Section 6(a)(vii) above). For the avoidance of doubt, the Executive’s Voluntary Resignation shall not be deemed to waive any right to damages or other compensation the Executive may be entitled to in law or in equity due to breach by the Company or the GNL Advisor of the terms or provisions of this Agreement.

(d)            By the Company due to Non-renewal. If the employment of the Executive should terminate during the Term or on the Term Date at the election of the Company due to Non-renewal, then, the Company shall pay or provide to the Executive the payments and benefits as set forth in Section 6(b).

(e)            Release. Payments by the Company required under this Section 6 following termination or expiration of the Executive’s employment for any reason (other than payments of the Accrued Benefits) shall be conditioned on and shall not be payable unless the Company receives from the Executive within sixty (60) days of the Date of Termination a fully effective and non-revocable written release in form attached as Annex B to this Agreement (the “General Release”), which, for the avoidance of doubt, shall not contain any post-employment restrictions other than as contained herein, and shall not release any rights to indemnification, any Severance Payments, or other vested or accrued benefits under any other benefit plan in which the Executive participates that are due and payable on and after the Date of Termination or rights with respect to vested Equity Interests or to OP Units or other REIT securities held by the Executive.

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(f)             Termination of Authority. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).

(g)            Call Right on Executive Interests. If the employment of the Executive should terminate for any reason other than for Cause (which, for the avoidance of doubt, will result in a forfeiture of the Executive Interests, whether vested or unvested), the Company shall have the right, but not the obligation to purchase all (but not less than all) the Executive Interests then vested and held by Executive consistent with this Section 6 at a purchase price equal to 91% of the Fair Market Value of the Executive Interests. This right to purchase the Executive Interests under the specific circumstances set forth in this Section 6(g) shall be perpetual.

(i)            “Fair Market Value” means the amount that, as of the date a right to purchase is exercised, an informed and willing purchaser under no compulsion to buy would pay to acquire the relevant Executive Interests in an arm’s-length transaction and which an informed and willing seller under no compulsion to sell would accept for such interest in an arm’s-length transaction; provided, that, if during the six (6) month period following any payment to the Executive under this Section 6(g), the consummation of a sale of more than 2/3 of the interests in the GNL Advisor and/or the Property Manager occurs, (1) the Fair Market Value of the Executive Interests shall be recalculated based on the net consideration (including without limitation any deferred or earn-out payments) received by the Company in the event the Company directly or indirectly sells all or any part of the GNL Advisor or the Property Manager, in whatever form, whether asset, stock sale, unit sale, or otherwise, after transaction expenses (pre-tax) (including without limitation expenses/fees to Moor Park but excluding the Equity Compensation or any expense already taken into account pursuant to Section 3(d) or (e)) actually received and (2) the Company shall pay the Executive an additional cash amount equal to the excess, if any, of 100% of such value over the amount previously paid to the Executive, within thirty (30) days after such majority interest sale.

(ii)           Upon the exercise of a right to purchase, the Parties (or their representatives) shall in good faith attempt to reach agreement on the Fair Market Value as of the date when such right to purchase is exercised.

(iii)          If the Parties are unable to reach an agreement as to Fair Market Value within 20 days of the exercise date for such right to purchase, then the Fair Market Value shall be determined by a licensed business appraiser with experience in evaluating comparable businesses mutually selected by the Parties (an “Appraiser”).

(iv)          If within 30 days of the exercise date for such right to purchase, the Parties have not agreed on an Appraiser, the Parties shall each appoint an Appraiser. Each Appraiser shall be required to render its decision as to Fair Market Value not later than 30 days after its appointment.

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(v)           In the event that the difference between the Fair Market Values arrived at by the Appraisers so elected are no more than ten percent (10%) of the lower of the Fair Market Values, then the Fair Market Value shall be the average of the Fair Market Values. If the difference between the two amounts is greater than ten percent (10%) of the lower of such amount, then the Appraisers shall select a third Appraiser who shall within 30 days of appointment determine a third Fair Market Value, as the case may be, provided that such third Appraiser shall be restricted to determining a Fair Market Value which is neither higher nor lower than the higher and lower of the other two Fair Market Values, respectively. The Fair Market Value shall be the average of the one determined by the third Appraiser and the one determined by one of the two other Appraisers to which it is closest, or, in the event the Fair Market Value determined by the third Appraiser is equidistant between the original two Fair Market Values, the third Appraiser’s Fair Market Value shall be used by the Parties under such circumstance.

(vi)          The determination of the Fair Market Value shall be set forth in a written detailed report mutually addressed to the Executive and the Company.

(vii)         All costs related to the appointment of and valuation by the Appraisers shall be borne by the Company.

7.            CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term “Confidential Information” as used in this Agreement shall mean all information which is known only to the Executive or the Company, other employees of the Company, or others in a confidential relationship with the Company, and relating to the Company’s business including, without limitation, information regarding clients, customers, pricing policies, methods of operation, business plans, proprietary Company programs, sales products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of his affiliation with or work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, by law or in any judicial or administrative proceeding (in which case, the Executive promptly shall provide the Company with notice pursuant to the next below paragraph) unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive, directly or indirectly, of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data (in whatever form it may be maintained including without limitation any electronic, written or mechanical formats) pertaining to the Confidential Information and/or remove all such data from all devices on which such documents or data may have been stored electronically or mechanically and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information; provided, that the Executive may keep his compensation and employment related documentation, his personal calendar and any contact file that he maintained prior to joining the Company. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages in business, and that the provisions of this Section 7 are not intended to restrict the Executive’s use of such previously acquired knowledge.

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In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement, and (c) at the Company’s sole expense, assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

Nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Company acknowledges and agrees that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that it may make or has made such reports or disclosures.

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8.	COVENANTS.

(a)            Restriction on Competition. During the Term and for a period of twelve (12) months following the Date of Termination (the “Restricted Period”), the Executive shall not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever in the United States: engage or assist others engage, in whole or in part, for any business that competes directly with (x) the business that the Company with respect to the business of the GNL Advisor and American Finance Trust, Inc. engaged in during the period of the Executive’s employment with the Company, currently the sponsorship and management of traded and non-traded non-healthcare-related commercial net lease real estate investment vehicles, and any other line of business that the GNL Advisor engaged in at the time of the Date of Termination or (y) any product, service or business as to which the GNL Advisor has actively begun preparing to develop at the time of the Date of Termination; provided, that during the Restricted Period the Executive may serve on the board of directors of any entity that does not directly compete with the REIT, the GNL Advisor or the Company in the locations in the United States in which they conduct business. Further, for a period of eighteen (18) months following the Date of Termination, Executive shall not, in any capacity, provide services, work for or serve as a board member for the REIT without the Company’s consent. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 8(a) solely by reason of his passive ownership of 3% or less of the outstanding stock of any publicly traded corporation or other entity.

(b)            Non-Solicitation of Clients and Investors. During the Restricted Period, the Executive agrees not to solicit, directly or indirectly, on his own behalf or on behalf of any other Person, any Person that is (x) a client of the Company to whom the Company had provided services at any time during the Executive’s employment with the Company in any line of business that the Company conducts as of the Date of Termination or that the Executive knows that the GNL Advisor is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the GNL Advisor, and in each case with whom the Executive had contact or dealings on behalf of the Company during the twelve (12) months preceding the Date of Termination or (y) an investor in the Company, any of its affiliates or any of their investment vehicles for the purpose of causing such investor to terminate or diminish its investment in or with the Company, any of its affiliates or any of their investment vehicles or to divert or otherwise cease to make a new investment in the Company, any of its affiliates or any of their investment vehicles. In addition, during the Restricted Period, the Executive agrees not to encourage any client of the Company as of the termination of the Executive’s employment with whom the Executive had contact or dealings on behalf of the Company during the twelve (12) months preceding the Date of Termination to reduce its patronage to the Company.

(c)            Non-Solicitation of Employees. During the Term and for period of eighteen (18) months following the termination of employment, the Executive agrees that he will not, directly or indirectly, solicit for employment or retention, or hire, or attempt to solicit or hire, or cause any person, other than an affiliate of the Company, to solicit or hire or retain any person who is then or was at any time during the preceding six (6) months an employee or independent contractor of the Company, other than any employee whose employment was involuntarily terminated by the Company greater than six (6) months prior to the occurrence of such solicitation by the Executive. The response by an employee to an advertisement of general solicitation shall not be deemed to be a violation by the Executive of this Section 8(c).

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(d)            Non-Disparagement. During the Term and thereafter, the Executive shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the Company, any of its affiliates, or any of their respective officers, directors, employees, shareholders, agents or businesses in any manner likely to be harmful to them or their business reputations or personal reputations. The Company shall instruct its, the Property Manager’s, and the GNL Advisor’s, directors and senior officers not to knowingly, directly or indirectly, disparage the Executive, in any manner likely to be harmful to him or his business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, rights under federal labor law, or administrative or arbitral proceedings (including depositions in connection with such proceedings); provided that the Executive agrees, to the extent practicable and legally permissible, to give the Company prompt written notice of any such legal process and cooperated with the Company’s efforts to seek a protective order.

(e)            Acknowledgement. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company as the result of his employment, as well as access to the relationships between the Company and its clients and employees. The Executive further acknowledges that the business of the Company is very competitive and that competition by him in that business during his employment, or after his employment terminates, would severely injure the Company. The Executive understands and agrees that the restrictions contained in this Section 8 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit his ability to earn a livelihood.

(f)             Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 7 and 8 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

(i)             the right and remedy to seek to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii)            the right and remedy to seek to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits derived or received by him solely as the result of any transactions constituting a breach of the Restrictive Covenants.

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(g)            If any court or other decision-maker of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration, scope of activities or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.            INTELLECTUAL PROPERTY. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment, his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever (“Intellectual Property”), developed by him during the period of, and in connection with, his employment by the Company and whether developed by him during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

10.          EQUITABLE RELIEF. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 11 hereof, upon any breach by the Executive of his obligations under Sections 7, 8 or 9 hereof, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

11.	ALTERNATIVE DISPUTE RESOLUTION (“ADR”) POLICY AND PROCEDURE

(a)            Coverage. Except as otherwise expressly provided in this or by law, this ADR Policy and Procedure is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute”, including, but not limited to, disputes arising out of or related to any of the following subjects:

•               Compensation or other terms or conditions of the Executive’s employment; or

•               Application or enforcement of any Company program or policy to the Executive; or

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•               Any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination; or

•               Any policy of the Company or any agreement between the Executive and the Company; or

•               Disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this ADR Policy and Procedure; or

•               Claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1978, as they have been or may be amended from time to time; or

•               Any other dispute arising out of or related to the Executive’s employment or its termination.

(b)            Step 1: Negotiation. The Executive and the Company shall attempt in good faith to negotiate a resolution of any Employment-Related Dispute.

(c)            Step 2: Mediation. If an Employment-Related Dispute cannot be settled through negotiation and remains unresolved 15 days after it asserted, the Executive or the Company may submit the dispute to mediation and the parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of JAMS or the American Arbitration Association (“AAA”). The choice of the JAMS or AAA mediation procedure shall be made by the party initiating mediation. Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate JAMS or AAA panel pursuant to the JAMS or AAA rules, respectively. The mediation shall be conducted in New York City, New York. Unless the Parties agree otherwise, the cost of the mediator's professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

(d)            Step 3: Binding Arbitration. If an Employment-Related Dispute cannot be settled through mediation and remains unresolved the shorter of 45 days after the appointment of the mediator or 5 days after the aforementioned first mediation hearing, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration by a single arbitrator in accordance with the applicable rules for arbitration of employment disputes of JAMS or the AAA in effect at the time of the submission to arbitration. The choice of JAMS or AAA arbitration rules shall be made by the Party initiating arbitration. The arbitration shall be conducted in the city and state in which the Company office is located in which the Executive work(ed). The arbitrator shall not have the authority to alter or amend any lawful policy, procedure or practice of the Company or agreement to which the Company is a party or the substantive rights or defenses of either Party under any statute, contract, constitution or common law. Each Party shall be responsible for its own attorneys' fees and other costs, fees and expenses, if any, with respect to its conduct of the arbitration. The administrative cost of the arbitration, including any reasonable administrative fee and arbitrator's fees and expenses, shall be shared equally and paid by the Parties. The arbitrator is expressly empowered to award reasonable attorneys' fees and expenses to the prevailing party as well as all other remedies to which either party would be entitled if the dispute were resolved in court. The decision and award of the arbitrator is final and binding. The arbitrator shall promptly issue a written decision in support of his/her award. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, and the award may be confirmed and enforced in any such court. The Federal Arbitration Act or any applicable state law shall govern the application and enforcement of the provisions of this Section 11.

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(e)            Provisional Remedies. The Executive or the Company may file a complaint or commence a court action to obtain an injunction to enforce the provisions of this ADR Policy and Procedure, or to seek a temporary restraining order or preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this ADR Policy and Procedure. Despite such complaint or action, the parties shall continue to participate in good faith in this ADR Policy and Procedure.

(f)             Administrative Agencies. Nothing in this ADR Policy and Procedure is intended to prevent the Executive from filing a complaint or charge with any administrative agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board.

(g)            At-Will Employment/Waiver of Jury or Court Trial. This ADR Policy and Procedure does not alter the terms and conditions of the Executive’s employment pursuant to this Agreement. Nothing in this ADR Policy and Procedure limits in any way the Executive’s right or the Company's right to terminate the Executive’s employment at any time consistent with the terms of the Agreement. This ADR Policy and Procedure does not require the Executive or Company to start the arbitration process before taking action of any kind, including without limitation the termination of the Executive’s employment. This Policy waives any right that the Executive or the Company may have to a jury trial or a court trial of any Employment-Related Dispute (except as provided above in Sections 10 or 11(e) for a court to issue provisional or equitable remedies).

(h)	ADR Agreement and Savings Provision.

(i)            The Executive and the Company agree that this ADR Policy and Procedure shall mandatorily apply and be the sole and exclusive method by which both the Executive and the Company are required to resolve any and all Employment-Related Disputes, to the fullest extent permitted and not prohibited or restricted by law.

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(ii)           Should any provision of this ADR Policy and Procedure be held invalid, illegal or unenforceable, the Executive and the Company agree that it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this ADR Policy and Procedure shall remain in full force and effect. The Executive and the Company further agree that the provisions of this ADR Policy and Procedure shall be deemed severable and the invalidity or enforceability of any provision of the Agreement shall not affect the validity or enforceability of the provisions of this Section 11.

12.          COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that for a period of eighteen (18) months following his termination of employment, he shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments and all reasonable out of pocket costs incurred by the Executive shall be fully paid by the Company. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

13.          RETURN OF PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive will promptly return all property belonging to the Company or any of its affiliates.

14.	GENERAL.

(a)            Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 14(a).

If to the Company, to:	AR Global Investments, LLC

405 Park Avenue, 2nd Floor

New York, NY 10022

Attn: CEO

With a copy to:	AR Global Investments, LLC

405 Park Avenue, 14th Floor

New York, NY 10022

Attn: Jesse C. Galloway, Esq.

And by email to:	Email: JGalloway@ar-global.com

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If to the Executive, at his last residence shown on the records of the Company,

With a copy to:	Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: William D. Regner, Esq.

(b)            Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)	Waivers.

(i)            No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(ii)           Except as expressly set forth in this Agreement, Executive shall not be entitled to and the Company shall not be responsible to the Executive for any remuneration or benefits on behalf of Executive’s services to the Company, his employment or the termination of such employment.

(d)            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e)            Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall be assignable by the Company, to a successor to the GNL Advisor’s or the Company’s business or assets, upon notice to the Executive. When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)             Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and the Chief Executive Officer or a duly authorized representative of the Company (other than the Executive).

(g)            Governing Law. This Agreement and the performance and enforcement hereof shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law or conflict of law principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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(h)            Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. Whenever any word is used herein in one gender, it shall be construed to include the other gender, and any word used in the singular shall be construed to include the plural in any case in which it would apply and vice versa.

(i)             Payments and Exercise of Rights after Death. Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if he survives the Executive, and otherwise to his estate.

(j)             Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that the Executive’s execution of this Agreement is knowing and voluntary.

(k)            Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

(l)	Section 409A.

(i)            Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

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(ii)           Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(iii)          For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv)          Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then solely to the extent required by Code Section 409A, the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(v)           Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

(m)           Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 6, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement.

21

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

AR GLOBAL INVESTMENTS, LLC

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	Chief Executive Officer

Executive

By:	/s/ James Nelson
James Nelson

22

Annex A: Equity Compensation

[See attached.]

23

Annex A: Equity Compensation

•	As soon as practicable but in no event more than 30 days after the Effective Date, the Company shall cause (a) the GNL Advisor to take all actions necessary to grant a Profits Interest (as defined below) to the Executive and (b) the Property Manager to take all actions necessary to grant a Profits Interest (as defined below) to the Executive, in each case on the terms set forth in this Annex A and in Section 3(d) (in each case, as applicable, the “Class B Units”). The Class B Units shall entitle the Executive to receive five percent (5%) of the outstanding equity of each of the GNL Advisor and the Property Manager on the Effective Date, subject to vesting as follows, in each case subject to the Executive’s continued employment on such vesting date, except as set forth in Section 6: (i) 1.25% shall be vested as of the grant date; (ii) 1.25% shall vest on the first anniversary of the Effective Date; (iii) 1.25% shall vest on the second anniversary of the Effective Date; and (iv) 1.25% shall vest on the third anniversary of the Effective Date (the “Equity Compensation”). The Class B Units shall not be entitled to share in any distributions other than, without duplication, (1) liquidating distributions and (2) distributions in respect of the Profits Allocation as set forth in Section 3(d). For the avoidance of doubt, the consideration payable to the equityholders of the GNL Advisor or the Property Manager, as applicable, upon any sale of the GNL Advisor or the Property Manager, as applicable, shall be allocated among such sold entity’s respective equityholders (including the applicable holders of the Class B Units) such that the Class B Units receive the same aggregate amount as they would be entitled to receive if such entity were dissolved, its affairs wound up, its assets sold for cash equal to the aggregate consideration to be paid to its equityholders in respect of such sale, all liabilities of such entity were satisfied and the net amount were distributed to its equityholders in the same manner as on a liquidation of such entity. The portion of the Class B Unit entitling the Executive to rights in respect of the Equity Compensation (but not the portion of the Class B Unit entitling the Executive to rights in respect of the Profits Allocation (as defined in Section 3(d)) with respect to the GNL Advisor is intended to be a catch-up Profits Interest for $5.0 million. The portion of the Class B Unit entitling the Executive to rights in respect of the Equity Compensation (but not the portion of the Class B Unit entitling the Executive to rights in respect of the Profits Allocation (as defined in Section 3(d)) with respect to the Property Manager is intended to be a catch-up Profits Interest for $500,000. The parties agree that the current valuation of the GNL Advisor is $100 million and of the Property Manager is $10 million (it being understood that the Class B Unit on the date of grant shall have a liquidation value of zero, as further set forth below in the definition of Profits Interest). The Class B Units shall be non-voting. For the avoidance of doubt, the Class B Units shall pay or provide distributions on only the vested Class B Units, and the Executive shall not have any right to receive any Profits Allocation (or related distributions thereof) in respect of the Net Income for any year with respect to the portion of the Class B Units that are not yet vested in such year (whether distributed in such year or in a future year). None of the GNL Advisor or the Property Manager shall allocate to the Executive any income for any year that exceeds the amount of his vested Profit Allocation for such year, and all income that would otherwise have been allocated to the unvested Profit Allocation shall be allocated to the other partners of the GNL Advisor and Property Manager, as applicable.

1

•	“Profits Interest” shall mean an interest in the future profits of the GNL Advisor satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27, and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures; provided, that such Profits Interests shall be valued based on liquidation value or similar principles including any action required by the GNL Advisor under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, the Company may take any and all actions solely to the extent as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Proposed Treasury Regulations §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

•	The description above is subject to definitive documentation including, without limitation, amending the underlying operating agreement of the GNL Advisor and any other required documentation and the parties will work together in good faith to accomplish the foregoing.[1]

1 The operating agreement will include the waterfall mechanics.

2

Annex B: Form of General Release

[See attached.]

24

ANNEX B

GENERAL RELEASE AND WAIVER AGREEMENT

This General Release and Waiver Agreement (the “General Release”) is made as of the ___ day of ______________, 20_ by __________________ (the “Executive”),

WHEREAS, the Executive and AR Global Investments, LLC, (the “Company”) have entered into an Employment Agreement (the “Agreement”) dated as of July 10, 2017, that provides for certain compensation and severance amounts upon the Executive’s termination of employment; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this General Release and Waiver Agreement in consideration of the Company’s agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and

WHEREAS, the Executive has incurred a termination of employment effective as of _______________, 20_;

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company; and

WHEREAS, capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the Agreement.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.            RELEASE. In consideration of the Agreement and for the payments to be made pursuant to the Agreement:

(a)            Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, employee benefit plans and plan fiduciaries, and each of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns (“Executive Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the effective date of this General Release (hereinafter referred to as the “Executive’s Claims”), including without limitation: (i) any claims arising out of or related to any federal, state and/or local labor or civil rights laws including, without limitation, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Rehabilitation Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Executive’s Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or under the laws of any country or political subdivision, including, without limitation, any of the Executive’s Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b)            The Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Release, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between himself and the Releasees or any of them, and that in furtherance of this intention, the Executive’s general release given herein shall be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.

(c)            Executive represents that he has not filed or permitted to be filed and will not file against the Releasees, any claim, complaints, charges, arbitration or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. If Executive has or should file such a claim, complaint, charge, grievance, arbitration, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such claim, complaint, charge, grievance, arbitration, lawsuit or similar action within five (5) days of signing this General Release.

(d)            Notwithstanding the foregoing, this General Release is not intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. However, Executive hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This General Release does not release, waive or give up any claim for workers’ compensation benefits, indemnification or director’s and officer’s liability insurance rights, any Accrued Benefits, Severance Payments, vested retirement or welfare benefits he is entitled to under the terms of the Company’s retirement and welfare benefit plans, any other vested shares, equity or benefits (including rights with respect to vested Equity Interests, OP Units and other REIT securities held by the Executive) or indemnification arrangements, as in effect from time to time, any right to unemployment compensation that Executive may have, or his right to enforce his rights under the Agreement and this General Release.

2.            CONFIRMATION OF OBLIGATIONS. Executive hereby confirms and agrees to his continuing obligation under the Agreement after termination of employment not to directly or indirectly disclose to third parties or use any Confidential Information (as defined in the Agreement) that he may have acquired, learned, developed, or created by reason of his employment with the Company.

3.	CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.

(a)            Executive hereby confirms and agrees to his confidentiality, nonsolicitation and non-competition obligations pursuant to the Agreement and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law.

(b)            The Executive and the Company each agree to keep the terms of this General Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order or, as to the Company, in the normal course of its business; provided, however, that Executive may disclose the terms of this General Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential.

4.            NO DISPARAGEMENT. Each of the Executive and the Company agree not to disparage the other, including making any statement or comments or engaging in any conduct that is disparaging toward the Company (including the Releasees and each of them) or the Executive, as the case may be, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this General Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court, in arbitration or by an administrative agency of competent jurisdiction, or limit the Executive’s ability to communicate with or participate in any investigation or proceeding (including by providing documents or other information, without notice to the Company) regarding possible violations of federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.

5.            REMEDIES FOR BREACH. In the event that either Party breaches, violates, fails or refuses to comply with any of the provisions, terms or conditions or any of the warranties or representations of this Agreement (the “Breach”), in its sole discretion the non-breaching Party shall recover against the breaching Party damages, including reasonable attorneys’ fees, accruing to the non-breaching Party as a consequence of the Breach. Regardless of and in addition to any right to damages the non-breaching Party may have, the non-breaching Party shall be entitled to injunctive relief. The provisions of Paragraphs 1, 2, 3 and 4 hereof are material and critical terms of this Agreement, and the Executive agrees that, if he breaches any of the provisions of these paragraphs, the Company shall be entitled to injunctive relief against the Executive regardless of and in addition to any other remedies which are available.

6.            NO RELIANCE. Neither the Executive nor the Company is relying on any representations made by the other (including any of the Releasees) regarding this General Release or the implications thereof.

7.	MISCELLANEOUS PROVISIONS.

(a)            This General Release contains the entire agreement between the Company and the Executive and supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this General Release exist. This General Release cannot be changed or terminated orally. Should any provision of this General Release be held invalid, illegal or unenforceable, it shall be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this General Release shall be enforceable and remain in full force and effect.

(b)            This General Release shall extend to, be binding upon, and inure to the benefit of the Parties and their respective successors, heirs and assigns.

(c)            This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(d)            This General Release may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

8.            EFFECTIVE DATE/REVOCATION. The Executive may revoke this General Release in writing at any time during a period of seven (7) calendar days after his execution of this General Release (the “Revocation Period”). This General Release shall be effective and enforceable automatically on the date of actual receipt by the Chief Operating Officer of the Company of the Certificate of Non-Revocation of the General Release Agreement (the form of which is attached hereto as Attachment A) executed and dated by the Executive at least one (1) calendar day after expiration of the Revocation Period (the “Effective Date”). The Agreement is deemed revoked unless the Executive signs and delivers to the Chief Operating Officer of the Company within five (5) calendar days after the Revocation Period, the Certificate of Non-Revocation of the General Release Agreement. If the Executive revokes this General Release, no severance or any other payment conditioned on the effectiveness of this General Release pursuant to the Agreement or otherwise shall be due or payable by the Company to the Executive.

9.	ACKNOWLEDGEMENT. In signing this General Release, the Executive acknowledges that:

(a)            The Executive has read and understands the Agreement and the General Release and the Executive is hereby advised in writing to consult with an attorney prior to signing this General Release;

(b)            The Executive has consulted with his attorney, and he has signed the General Release knowingly and voluntarily and understands that the General Release contains a full and final release of all of the Executive’s Claims;

(c)            The Executive is aware and is hereby advised that the Executive has the right to consider this General Release for twenty-one (21) calendar days before signing it (or in the event of a group termination program forty-five (45) days), and that if the Executive signs this Agreement prior to the expiration of the twenty-one (21) calendar days (or 45 days, if applicable), the Executive is waiving the right freely, knowingly and voluntarily; and

(d)            The General Release is not made in connection with an exit incentive or other employee separation program offered to a group or class of employees.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the day and year first above written.

ATTACHMENT A

CERTIFICATE OF NON-REVOCATION

OF THE GENERAL RELEASE AGREEMENT

I hereby certify and represent that seven (7) calendar days have passed since the Parties signed the General Release and Waiver Agreement, dated as of _________________, 20__ (the “General Release”), and that I have NOT exercised my right to revoke that General Release pursuant to the Older Workers Benefit Protection Act of 1990 or any other provision of law. I understand that the Company and the other Releasees on behalf of themselves and their subsidiaries and affiliates, in providing me with payments and/or benefits under the General Release, are relying on this Certificate, and that I can no longer revoke the General Release.

___________________, 20__
Executive	Date of Execution by Executive

IMPORTANT:

This Certificate should be signed, dated and returned to Jesse C. Galloway (JGalloway@ar-global.com) no earlier than on the eighth (8th) calendar day after the General Release is executed by both Parties, and no later than on the fifth (5th) calendar day (inclusive of said 8th calendar day) thereafter.